Exhibit 99.1

                                 PRESS RELEASE


FOR IMMEDIATE RELEASE:                  CONTACT:

Tremont Corporation                     J. Thomas Montgomery, Jr.
1999 Broadway, Suite 4300               Vice President, Controller and
Treasurer Denver, Colorado  80202       (303) 296-5617


                     TREMONT REPORTS FIRST QUARTER RESULTS

     DENVER, COLORADO . . . April 27, 1999 . . . Tremont Corporation (NYSE: TRE) reported first quarter net income of $.3 million, or $.05 per diluted share, compared to $50.7 million, or $7.22 per diluted share, for the same quarter in 1998.

     The Company's equity in earnings of 39%-owned TIMET was a loss of $1.2 million in the first quarter of 1999 compared to income of $5.5 million in 1998. TIMET reported a first quarter net loss of $3.9 million on sales of $134 million compared to net income of $18.3 million on sales of $187 million for the comparable 1998 period. TIMET's sales were 28% lower than the first quarter of last year due principally to a 23% decline in mill products volume due to reduced demand for both aerospace and industrial products. Average selling prices in most product lines were lower than in the 1998 period, with changes in mix resulting in a comparable overall average selling price. The lower volumes and selling prices contributed significantly to TIMET's lower results. TIMET reported that its previously announced plan of action designed to address current market conditions is on schedule and that it currently expects to return to profitability no later than the fourth quarter of 1999.
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     The Company's equity in earnings of 20%-owned NL Industries was $1.8 million in the first quarter of 1999 compared to $46.8 million in 1998. Approximately 95% of the Company's equity in earnings of NL for the first quarter of 1998 was related to NL's $285 million after-tax gain on the sale of its specialty chemicals operations. NL reported income from continuing operations of $13.9 million in the first quarter of 1999 on sales of $202 million compared to $16.3 million on sales of $223 million in the first quarter of 1998. NL's first quarter titanium dioxide pigments ("TiO2") sales volume decreased 16% from the year-earlier period as worldwide demand weakened, particularly in Europe. In response to this lower demand, NL reduced its production rates to more closely match its sales volume. NL's first quarter average selling prices for TiO2 were 5% higher than the first quarter of 1998 and were even with the third and fourth quarters of 1998.

     The Company's equity in earnings of other joint ventures principally represents earnings from its real estate development partnership.

     The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes", "intends", "may", "will", "should", "anticipates" or comparable terminology or by discussions of strategy. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot assure that these expectations will prove to be correct. Such statements involve risks and uncertainties, including, but not limited to, the cyclicality of NL's and TIMET's business, TIMET's dependence on the commercial aerospace industry, global economic conditions, global productive capacity, changes in product pricing, "Year 2000" issues, and other risks and uncertainties included in the Company's, NL's and TIMET's filings with the Securities and Exchange Commission. Should one or more of these risks materialize (or the consequences of such a
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development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company assumes no duty to update any forward-looking statements.

     Tremont, headquartered in Denver, Colorado, is principally a holding company with operations in the titanium metals business, conducted through TIMET, in the TiO2 business, conducted through NL, and in real estate development, conducted through Victory Valley Land Company, L.P.


                                      oo o o o


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                              TREMONT CORPORATION

                       SUMMARY OF CONSOLIDATED OPERATIONS

                      (In millions, except per share data)


                                              Quarter Ended
                                                March 31,

                                              1998     1999

Equity in earnings (loss) of:
     TIMET                                   $ 5.5    $ (1.2)
     NL Industries                            46.8       1.8
     Other                                     1.9        .7

                                              54.2       1.3
Corporate expenses, net                         .1        .9


     Income before taxes and minority         54.1        .4
interest

Income tax expense (benefit)                   2.5       (.1)
Minority interest                               .5        .2


     Income before extraordinary item         51.1        .3

Equity in extraordinary loss of NL-
     early extinguishment of debt              (.4)      -

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     Net income                              $ 50.7   $   .3



Net income per share:
       Basic                                 $ 7.51   $  .05
       Diluted                               $ 7.22   $  .05

Weighted average shares outstanding:
     Common shares                             6.7       6.4
     Diluted shares                            6.9       6.5


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